Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-221683

Genius Brands International, Inc.

Prospectus Supplement No. 1

1,647,691 Shares

Common Stock

This prospectus supplement no. 1 (the “Supplement”) supplements information contained in the prospectus dated January 30, 2018 (the “Prospectus”), relating to the sale of up to 1,647,691 shares of our common stock, par value $0.001 per share (“Common Stock”), by the selling stockholders of Genius Brands International, Inc., a Nevada corporation, named in this prospectus. The shares being offered consist of an aggregate of 1,647,691 shares (the “Shares”) of Common Stock, at an offering price of $3.90 per share. The shares offered by the prospectus were issued in connection with (i) an October 2017 Securities Purchase Agreement (the “Purchase Agreement”) with certain investors named therein (the “Investors”), pursuant to which we agreed to issue and sell, in a registered direct offering directly to the Investors (the “Registered Offering”) the Shares, at an offering price of $3.90 per share; and (ii) a concurrent private placement (the “Private Placement” and together with the Registered Offering, the “Offerings”), under which we agreed to issue to the Investors who participated in the Registered Offering warrants (the “Warrants”) exercisable for one share of Common Stock for each Share purchased in the Registered Offering for an aggregate of 1,647,691 shares of Common Stock at an exercise price of $3.90 per share.

This Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2018 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Supplement.

This Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 7, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2018

GENIUS BRANDS INTERNATIONAL, INC.

(Name of registrant as specified in its charter)

Nevada	000-54389	20-4118216
(State or other jurisdiction of Incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 N. Canon Drive, Suite 305 Beverly Hills, CA		90210
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 273-4222

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2018, Genius Brands International, Inc. (the “Company”) entered into an agreement (the “Agreement”) with Gregory B. Payne, the Company’s Chief Operating Officer, Executive Vice President - Legal/ Business Affairs and Corporate Secretary, pursuant to which Mr. Payne and the Company agreed to the cessation of Mr. Payne’s employment with the Company upon the earlier to occur of the following: (1) once Mr. Payne’s replacement has been found, after a two week transition period (the “Transition Period”) or (2) May 31, 2018 (the “End Date”). The Agreement provides that until the end of the Transition Period, Mr. Payne shall receive his full salary and benefits and that upon the End Date, Mr. Payne shall be entitled to receive a payment equal to the greater of (1) 50% of his remaining current salary or (2) three months of his current salary, plus, in either case, payment of accrued vacation and California employee entitlements. Mr. Payne and the Company acknowledged that the Company has grown and requires an executive to be in the company’s office’s five days a week and that Mr. Payne’s current schedule and commitments, living in Santa Barbara, California, do not allow for that. The Company has commenced a search for Mr. Payne’s replacement and Mr. Payne has agreed to assist in an orderly transition.

The foregoing summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

10.1	Agreement, dated February 28, 2018, by and between Genius Brands International, Inc. and Gregory B. Payne.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIUS BRANDS INTERNATIONAL, INC.

Date: March 6, 2018	By: /s/ Andy Heyward
	Name:	Andy Heyward
	Title:	Chief Executive Officer

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Exhibit 10.1

GENIUS BRANDS INTERNATIONAL, INC.

301 N. Canon Drive #305

Beverly Hills, CA 93105

February 28, 2018

Gregory B. Payne

3735 Foothill Rd

Santa Barbara, CA 93105

Dear Mr. Payne:

This will summarize our agreement concerning your employment with Genius Brands International, Inc. (the “Company”):

1. Effective immediately after the March 1, 2018 Board of Directors meeting, you would work from home at full current salary and benefits while the Company looks for a new person to take over your positions. If you are asked to come into the office, the Company will pay your mileage at current IRS rates and parking. All benefits would continue until your last day of employment. You will be entitled to pursue other positions and opportunities during this time.

2. Once a new person is found, but no longer than three (3) months, you will agree to help with a transition for a period of two (2) weeks (the “Transition Period”), during which time you would be entitled to receive your full salary and benefits. You agree to provide reasonable occasional general assistance thereafter for a reasonable period, without further compensation, to answer occasional inquiries. Any services beyond this would be separately negotiated for and compensated.

3. At the earlier to occur of (the “Termination Date”) (i) the end of the Transition Period, or (ii) May 31, 2018, your employment will end and you will be entitled to receive a payment equal to the greater of (i) 50% of your remaining current salary, or (ii) three (3) months of your current salary, as well as, in either case, payment of accrued vacation and required California employee entitlements, if any.

4. The Company agrees to pay for/reimburse you 100% of the expenses (including travel) incurred in the BLE/ MIPCOM trip as submitted. We will agree upon an exact number and mechanics for payment promptly.

5. We will mutually agree upon a press release and Form 8-K along the following lines: you are to be thanked for your services and contributions to the company, you will acknowledge that the company has grown and requires an executive to be there in the LA office five days a week and that your current schedule and commitments in living in Santa Barbara do not allow that, or some other mutually acceptable statement.

6. Company will pay your COBRA medical insurance after the end of your employment for three (3) months.

7. You will be entitled to keep your laptop computer and mobile phone (which will be taken off the company plan as of the Termination Date).

8. We will enter into a more fulsome settlement agreement as promptly as practicable containing customary terms and conditions for agreements of this type such as no disparagement and the like to be negotiated in good faith. Unless and until such a document is negotiated and entered into we mutually agree that this document will be a binding agreement.

AGREED AND ACCEPTED

GENIUS BRANDS INTERNATIONAL, INC.

/s/ Gregory B. Payne	By: /s/ Andy Heyward
Gregory B. Payne	Name:	Andy Heyward
	Title:	Chairman and CEO

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